Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com

Middlefield Banc Corp. Reports Third Quarter 2012 Earnings of $0.93 Per Share

MIDDLEFIELD, OHIO, October 25, 2012 ¿¿¿¿ Middlefield Banc Corp. (OTCQB: MBCN), parent company of The Middlefield Banking Company and Emerald Bank, announced net income for the third quarter of 2012 of $1,849,000, or $0.93 per diluted share. Net income for the third quarter of 2011 was $1,079,000, or $0.63 per diluted share. Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the third quarter of 2012 were 16.57% and 1.12%, respectively.

For the first nine months of 2012 net income was $5,012,000, or $2.65 per diluted share. For the same period of 2011, net income of $2,801,000 equated to $1.69 per diluted share. ROE and ROA were 15.26% and 1.02%, respectively, for the nine month period of 2012. Comparable results for the 2011 nine month period were 9.82% and 0.59%, respectively.

“We are pleased to report continued strong financial results for the third quarter and year-to-date periods of 2012,” stated Thomas G. Caldwell, President and Chief Executive Officer. “Our performance reflects our ongoing focus on core banking fundamentals even as the slow growth economic recovery and historically low interest rate environment continue.”

“Although we have seen many positive trends in our operations during the year, we are concerned with the interest rate environment, which the Fed has chosen to maintain. With all indications being that we are faced with this level until mid-2015, we fully anticipate that our net interest margin will begin to be flat or down moving forward. Our team has been keenly attentive to effectively managing the margin as evidenced by our positive performance with a year-to-date margin of 3.95%, said Caldwell.

“We will continue to remain firmly focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles,” Caldwell concluded.

Net Interest Income

Net interest income for the third quarter of 2012 increased $346,000, or 6.4%, to $5,740,000 compared to $5,394,000 in the comparable quarter of 2011. The net interest margin increased 27 basis points to 4.02% compared to the 3.75% reported for the year-ago quarter. Net interest income for the first nine months of 2012 increased by $1,334,000, or 8.6%, to $16,863,000. For the same period of 2011, net interest income was $15,529,000. The net interest margin for the 2012 nine month period was 3.95%, a 26 basis point increase from the 3.69% reported for the 2011 period.

“Our performance this year has benefited by the continued improvement in our asset quality. This has permitted us to lower our provision expense significantly,” commented Donald L. Stacy, Chief Financial Officer. “Additionally, we have re-positioned our investment portfolio, recognizing gains in the process.”

Stacy continued, “In addition to the potential of a shrinking net interest margin, our primary concern as we look at 2013 is the continued increase in our costs to address regulatory mandates. The continued cost of compliance with an ever-increasing level of regulations and rules has the potential to have a significant negative impact upon the earnings capacity of all within the industry.”

Non-Interest Income and Operating Expenses

Non-interest income increased for both the three and nine month periods. During the third quarter, the company recorded a gain of $152,000 related to the sale of certain investment securities. For the year-to-date period, the company has recognized gains on the sale of investment securities in the aggregate of $448,000. During 2011, a loss on securities of $16,000 was booked for the nine month period. Fees related to debit card usage and income from investment services also saw positive gains year over year.

Noninterest expense for the third quarter of 2012 totaled $4,122,000, an increase of $216,000 from the same period last year. The two largest components of this increase were higher professional fees, which were up $89,000, and Federal deposit insurance, which was up $74,000. For the first nine months of 2012, total non-interest expense of $11,945,000 was $42,000, or 0.4%, higher than the 2011 comparable period. Lower costs related to salaries/benefits, occupancy expense, and loss on other real estate owned, were offset by higher levels of professional fees, Federal deposit insurance, and franchise tax expenses.

Balance Sheet

The company’s total assets at the end of the third quarter of 2012 stood at $664.2 million, an increase of $9.6 million, or 1.5%, from the figure reported at December 31, 2011. Net loans at September 30, 2012 were $402.0 million, up $6.9 million, or 1.8%, over the year-end 2011 figure. Total deposits stood at $584.7 million as of September 30, 2012. This figure represents an increase of $3.8 million, or 0.6%, from year-end 2011. The investment portfolio, which is entirely classified as available for sale, stood at $179.1 million at September 30, 2012. This reflects a decrease of $14.8 million from December 31, 2011. Stockholders’ equity at September 30, 2012, was $55.1 million, while tangible book value per share was $25.37.

Asset Quality

For the three months ended September 30, 2012, management added $143,000 to the allowance for loan losses, which compares to $920,000 for the same period of 2011. The comparable nine months figures are $1,193,000 for 2012 and $2,485,000 for 2011. The lower loan loss provision was related to a lower level of charge-offs and a decrease in the total of non-performing assets. Net charge-offs for the first nine months of 2012 were $839,000, or 0.21% of average loans. The comparable period of 2011 saw net charge-offs of $1,132,000, or 0.30% of average loans. The allowance for loan losses at September 30, 2012 stood at $7,173,000, or 1.75% of total loans. At September 30, 2011, the allowance for loan losses was $7,574,000, representing 1.95% of total loans.

The following table provides a summary of asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	9/30/2012	12/31/2011	9/30/2011	12/31/2010	12/31/2009
Nonperforming loans	$15,404	$24,546	$22,725	$19,986	$16,285
Real estate owned	2,332	2,196	2,173	2,302	2,164
Nonperforming assets	$17,736	$26,742	$24,898	$22,288	$18,450
Allowance for loan losses	$7,173	$6,819	$7,574	$6,221	$4,937
Ratios:
Nonperforming loans to total loans	3.76%	6.12%	5.85%	5.37%	4.61%
Nonperforming assets to total assets	2.67%	4.09%	3.77%	3.52%	3.30%
Allowance for loan losses to total loans	1.75%	1.70%	1.82%	1.67%	1.40%
Allowance for loan losses to nonperforming loans	46.57%	27.78%	33.33%	31.13%	30.31%

Dividends

During the third quarter of both 2012 and 2011, Middlefield paid cash dividends of $0.26 per share.

Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $664.2 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a LPL Financial® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2012 and 2011 and December 31, 2011

	(unaudited)		(unaudited)
Balance Sheet (period end)	September 30,	December 31,	September 30,
(Dollar amounts in thousands)	2012	2011	2011
Assets
Cash and due from banks	$32,735	$15,730	$21,269
Federal funds sold	19,871	18,660	22,318

Cash and cash equivalents	52,606	34,390	43,587
Investment securities available for sale	179,140	193,977	204,455
Loans:	409,175	401,880	388,558
Less: reserve for loan losses	7,173	6,819	7,574

Net loans	402,002	395,061	380,984
Premises and equipment	8,701	8,264	8,042
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	8,465	8,257	8,188
Accrued interest receivable and other assets	8,708	10,043	10,864

Total Assets	$664,181	$654,551	$660,679

	September 30,	December 31,	September 30,
	2012	2011	2011
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$70,505	$63,348	$60,806
Interest-bearing demand deposits	65,164	55,853	61,483
Money market accounts	72,831	75,621	76,851
Savings deposits	174,273	167,207	166,531
Time deposits	201,965	218,933	221,567

Total Deposits	584,738	580,962	587,238
Short-term borrowings	6,518	7,392	6,908
Other borrowings	15,836	16,831	17,955
Accrued interest and other liabilities	2,003	2,113	1,915

Total Liabilities	609,095	607,298	614,016
Common equity	34,082	31,240	31,112
Retained earnings	21,736	18,206	17,335
Accumulated other comprehensive income	6,002	4,541	4,950
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	55,086	47,253	46,663

Total Liabilities and Stockholders’ Equity	$664,181	$654,551	$660,679

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

September 30, 2012 and 2011

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
INTEREST INCOME
Interest and fees on loans	$5,810	$5,555	$16,988	$16,255
Interest-bearing deposits in other institutions	7	4	19	8
Federal funds sold	6	—	13	13
Investment securities
Taxable interest	749	1,220	2,455	3,832
Tax-exempt interest	749	724	2,249	2,124
Dividends on FHLB Stock	21	25	73	76

Total interest income	7,223	7,528	21,797	22,308
INTEREST EXPENSE
Deposits	1,418	1,836	4,349	5,877
Short-term borrowings	61	59	219	177
Other borrowings	78	100	244	313
Trust preferred securities	45	139	122	412

Total interest expense	1,602	2,134	4,934	6,779

NET INTEREST INCOME	5,740	5,394	16,863	15,529
Provision for loan losses	143	920	1,193	2,485

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	5,597	4,474	15,670	13,044

NONINTEREST INCOME
Service charges on deposits	481	455	1,383	1,299
Earnings on bank-owned life insurance	71	70	208	209
Other income	164	155	640	487
Net securities gains (losses)	152	6	448	(16)

Total non-interest income	868	686	2,679	1,979
NONINTEREST EXPENSE
Salaries and employee benefits	1,705	1,754	5,255	5,388
Occupancy expense	233	242	703	737
Equipment expense	186	175	557	488
Data processing costs	184	162	574	515
Ohio state franchise tax	160	126	417	351
Federal deposit insurance expense	250	176	751	673
Professional fees	270	181	670	577
Loss on sale of other real estate owned	188	195	238	498
Other operating expense	946	895	2,780	2,676

Total non-interest expense	4,122	3,906	11,945	11,903

Income before income taxes	2,343	1,254	6,404	3,120
Provision for income taxes	494	175	1,392	319

NET INCOME	$1,849	$1,079	$5,012	$2,801

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Per common share data
Net income per common share—basic	$0.93	$0.63	$2.66	$1.69
Net income per common share—diluted	$0.93	$0.63	$2.65	$1.69
Dividends declared	$0.26	$0.26	$0.78	$0.78
Book value per share(period end)	$27.77	$26.59	$27.77	$26.59
Tangible book value per share (period end)	$25.37	$23.99	$25.37	$23.99
Dividend payout ratio	27.80%	44.11%	29.57%	46.63%
Average shares outstanding—basic	1,978,181	1,704,677	1,887,497	1,658,415
Average shares outstanding—diluted	1,980,465	1,704,677	1,889,003	1,658,415
Period ending shares outstanding	1,983,404	1,754,856	1,983,404	1,754,856
Selected ratios
Return on average assets	1.12%	0.66%	1.02%	0.59%
Return on average equity	16.57%	11.11%	15.26%	9.82%
Yield on earning assets	5.07%	5.14%	5.03%	5.20%
Cost of interest-bearing liabilities	1.20%	1.56%	1.23%	1.68%
Net interest spread	3.87%	3.58%	3.79%	3.52%
Net interest margin	4.02%	3.75%	3.95%	3.69%
Efficiency (1)	58.94%	60.53%	57.70%	63.99%
Tier 1 capital ratio	8.04%	7.02%	8.04%	7.02%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

	September 30,	September 30,
Asset quality data	2012	2011
(Dollar amounts in thousands)
Non-accrual loans	$13,135	$17,805
Troubled debt restructuring	2,173	4,337
90 days past due and accruing	96	583

Non-performing loans	15,404	22,725
Other real estate owned	2,332	2,173

Non-performing assets	$17,736	$24,898

Allowance for loan losses	$7,173	$7,574
Allowance for loan losses/total loans	1.75%	1.95%
Net charge-offs:
Quarter-to-date	$722	$373
Year-to-date	839	1,132
Net charge-offs to average loans
Quarter-to-date	0.18%	0.10%
Year-to-date	0.21%	0.30%
Non-performing loans/total loans	3.76%	5.85%
Allowance for loan losses/non-performing loans	46.57%	33.33%

	September 30,	September 30,
Loans	2012	2011
(Dollar amounts in thousands)
Commercial and industrial	$65,323	$58,903
Real estate—construction	21,322	21,619
Real estate—mortgage
Residential	205,433	209,449
Commercial	112,867	93,827
Consumer installment	4,230	4,760

Total Loans	$409,175	$388,558